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                                                                    Exhibit 11.1

                      PETE'S BREWING COMPANY AND SUBSIDIARY

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (in thousands, except per-share amounts)

                                                 For the three
                                                  months ended
                                                   March 31,
                                             -------------------
                                                1997        1996
                                             -------------------
Weighted average common shares
    outstanding for the period.............    10,742     10,627

Common equivalent shares assuming
    conversion of stock options and
    warrants under the treasury stock
    method.................................      -0-         398
                                             -------------------

Shares used in per share calculation.......    10,742     11,025
                                             ===================

Net income (loss)..........................  $ (2,820)     $ 466
                                             ===================

Net income (loss) per share..............    $  (0.26)     $0.04
                                             ===================